Exhibit 5.1

Laxague Law, Inc.

1 East Liberty, Suite 600

Reno, NV 89501

(775) 234-5221

Email: joe@laxaguelaw.com

December 14, 2020

Orbsat Corp.

18851 NE 29th Avenue, Suite 700

Aventura, FL 33180

Ladies and Gentlemen:

We have acted as special counsel to Orbsat Corp., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Post-Effective Amendment to its Registration Statement on Form S-1 (the “Amended Registration Statement”). The Company is filing the Amended Registration Statement in connection with the offering from time to time, pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended, by certain selling stockholders of up to 4,085,339 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), issuable to the selling stockholders upon their conversion of certain convertible promissory notes, as amended (the “Notes”), issued by the Company to the selling stockholders in a private placement completed on May 13, 2019.

The offering of the Shares will be as set forth in the prospectus contained in the Registration Statement, as amended, and as supplemented from time to time.

In rendering these opinions, we have examined the Company’s Articles of Incorporation and Bylaws, both as amended and currently in effect, the Registration Statement, and the exhibits thereto, and such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company.

As a result of and subject to the foregoing, we are of the following opinion:

When issued to the selling stockholders upon their proper conversion of the amounts due, or to be become due, under the Notes and in accordance with the terms thereof, the Shares will be validly issued, fully paid and non-assessable shares of common stock in the Company.

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Orbsat Corp.

December 14, 2020

The foregoing opinions are qualified to the extent that the enforceability of any applicable agreement, document, or instrument discussed herein may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We have relied as to certain matters on information obtained from officers of the Company, and other sources believed by us to be responsible.

Our opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the agreements and instruments addressed herein, or in the Registration Statement. This opinion is based upon currently existing statutes, regulations, rules and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,

Laxague Law, Inc.

By:	/s/ Joe Laxague
Joe Laxague, Esq.